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[LNL Letterhead]


                                                                     Exhibit 9


Writer's Direct Dial: 260/455-3917
Telefax Number: 260/455-5135



July 2, 2007

VIA EDGAR



The Lincoln National Life Insurance Company
1300 South Clinton Street
P.O. Box 1110
Fort Wayne, IN 46801

Re:      Lincoln Life Variable Annuity Account N
         Lincoln ChoicePlus Assurance (A Share)
         (File Nos. 811-08517; 333-138190)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln Life Variable Annuity Account N (the "Account"), a segregated account of The Lincoln National Life Insurance Company ("Lincoln Life"), of contributions from a person pursuant to an annuity contract issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln Life.

I consent to the filing of this Opinion as an exhibit to the Account's Pre-Effective Registration Statement on Form N-4.

Sincerely,

/s/ Mary Jo Ardington

Mary Jo Ardington
Senior Counsel